The Investment Company of America
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,422,554
Class B	$47,870
Class C	$37,353
Class F	$30,879
Total	$1,538,656
Class 529-A	$22,603
Class 529-B	$2,582
Class 529-C	$3,644
Class 529-E	$805
Class 529-F	$336
Class R-1	$617
Class R-2	$7,147
Class R-3	$15,301
Class R-4	$6,957
Class R-5	$46,748
Total	$106,740

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6600
Class B	$0.3907
Class C	$0.3748
Class F	$0.6454
Class 529-A	$0.6294
Class 529-B	$0.3502
Class 529-C	$0.3521
Class 529-E	$0.5276
Class 529-F	$0.7028
Class R-1	$0.3719
Class R-2	$0.3644
Class R-3	$0.5298
Class R-4	$0.6323
Class R-5	$0.7358

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	2,230,006
Class B	126,123
Class C	104,143
Class F	49,897
Total	2,510,169
Class 529-A	39,843
Class 529-B	7,951
Class 529-C	11,389
Class 529-E	1,696
Class 529-F	572
Class R-1	1,864
Class R-2	21,128
Class R-3	31,377
Class R-4	12,746
Class R-5	70,021
Total	198,587

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$32.95
Class B	$32.81
Class C	$32.74
Class F	$32.91
Class 529-A	$32.91
Class 529-B	$32.83
Class 529-C	$32.84
Class 529-E	$32.85
Class 529-F	$32.90
Class R-1	$32.81
Class R-2	$32.83
Class R-3	$32.88
Class R-4	$32.90
Class R-5	$32.95